Exhibit 10.1

SEVERANCE AGREEMENT (NO CHANGE IN CONTROL)

THIS SEVERANCE AGREEMENT (the “Agreement”), dated the 3rd day of June, 2024, is by and between, on the one hand, Derek Linde (“Mr. Linde”), and, on the other hand, Viad Corp, a Delaware corporation (“Viad”) and Global Experience Specialists Inc. (“GES,” and together with Viad, the “Company”). The Company and Mr. Linde agree as follows:

1. The purpose of this Agreement is to provide for the payment of certain severance benefits. This Agreement is not intended to change the at-will nature of Mr. Linde’s employment with the Company, and Mr. Linde hereby expressly agrees and acknowledges that he is an at-will employee and that Mr. Linde’s employment may be terminated by either Mr. Linde or the Company at any time and for any reason with or without cause or notice by either Mr. Linde or the Company. This Agreement does not alter the terms and conditions regarding Mr. Linde’s employment with the Company, except as expressly set forth herein. In addition, Mr. Linde agrees and acknowledges that the terms and conditions set forth herein do not take effect unless all other terms and conditions described below are satisfied.

2. Subject to the conditions set forth in Paragraph 5, in the event of the termination of Mr. Linde’s employment by the Company for any reason other than for Cause (as defined below) or in the event of Mr. Linde’s resignation of employment with the Company for Good Reason (as defined below), in each case, other than due to Mr. Linde’s death or disability (each, a “Covered Termination”), Viad shall make one lump sum payment to Mr. Linde in an amount equal to one (1) times of his then base annual salary (excluding bonuses, fringe benefits, and other compensation) as of the employment termination date, minus any income taxes or other amounts required by law to be withheld therefrom. Such lump sum payment shall be made within sixty (60) days after the date on which Mr. Linde’s employment terminates, provided, however, that if such sixty (60) day time period begins in one calendar year and ends in a second calendar year, payment of such lump sum shall always be made in the second calendar year. In addition, subject to the conditions set forth in Paragraph 5, if Mr. Linde’s employment is terminated in a Covered Termination, Mr. Linde will also be entitled to a payment equal to the annual cash incentive award Mr. Linde would have earned under Viad’s then-current Management Incentive Plan (“MIP”) in which Mr. Linde is eligible to participate, pursuant to the terms and conditions of MIP, for the calendar year in which he was last employed, prorated based on the number of days Mr. Linde was employed during such calendar year. Such amount shall be paid in a lump sum on the date that annual cash incentive awards are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which Mr. Linde’s employment termination date occurs.

3. The term “Cause,” as used herein, means: (i) Mr. Linde’s willful and continued failure to perform the required duties of his position; (ii) Mr. Linde’s breach of his fiduciary duty to the Company, and/or any of its related or subsidiary companies; (iii) Mr. Linde’s material breach of the Viad Corp Code of Ethics, Always Honest policy, or other code of conduct in effect from time to time, provided that any fraudulent or dishonest act shall be considered material regardless of size; (iv) Mr. Linde’s willful or gross misconduct; and/or (v) Mr. Linde’s conviction or guilty plea to a felony or to a misdemeanor involving an act or acts of fraud, theft or embezzlement.

4. The term “Good Reason,” as used herein, is defined to include any of the following without Mr. Linde’s consent: (i) a material reduction in Mr. Linde’s authority, duties, or responsibilities or the assignment to Mr. Linde of ongoing duties and responsibilities materially inconsistent with Mr. Linde’s position; (ii) a material reduction in Mr. Linde’s base salary, unless pursuant to the direction by the Viad Board of Directors or such reduction is made in concert with and in an amount not greater than the percentage adjustment mandated as an “across the board” reduction in base salary for all Viad officers; and (iii) a successor to Viad fails to assume Viad’s obligations under this Agreement.

5. This Agreement shall not become effective and Viad shall not be obligated to make the payments provided for in Paragraph 2 of this agreement unless, within sixty (60) days following the date of Mr. Linde’s termination of employment, Mr. Linde executes, does not revoke, and delivers to Viad a complete release of all claims, waiver of rights and covenant not to sue in form and substance satisfactory to Viad in its reasonable discretion.

6. In the event that Mr. Linde’s employment terminates in connection with a “Change of Control” as defined in the Viad Corp Executive Severance Plan (Tier I), and Mr. Linde is eligible to participate in such plan, Mr. Linde’s rights to severance payments and benefits, if any, shall be exclusively as established in the Viad Corp Executive Severance Plan (Tier I). Those payments and benefits shall be provided in lieu of the payments and benefits set forth in this Agreement.

7. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or is found to be invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. It is the express intent of the parties that in that event, this Agreement shall be revised and enforced to the maximum extent permitted under applicable law. The terms of this Agreement, including this provision, may be modified only by a subsequently executed agreement that both: (a) explicitly identifies this Agreement and the date of its execution; and (b) either (i) identifies the particular provisions being modified or (ii) in the event this Agreement is to be superseded in its entirety, explicitly so provides. This provision does not, however, affect in any way Mr. Linde’s rights in the event of a “Change of Control” as defined in the Viad Corp Executive Severance Plan (Tier I) if Mr. Linde is eligible to participate in such plan. This Agreement embodies the entire agreement of the parties hereto regarding the subject matter set forth herein, and it supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement.

8. This Agreement is intended to satisfy, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any term of this Agreement fails to satisfy those requirements or fails to be exempt from Section 409A, such term shall be modified in a manner that brings the Agreement into compliance with Section 409A while preserving as closely as possible the original intent of the Agreement.

9. In the event of a Triggering Event (as defined below), effective as of the effective date of such Triggering Event (such date, the “Assignment Date”), Viad hereby assigns, grants conveys and transfers to GES all of its rights, title, and interests in and to this Agreement, and GES hereby accepts such assignment and assumes Viad’s rights, obligations, and liabilities under this Agreement, including to pay, perform and discharge, as and when due, all of Viad’s rights, obligations and liabilities accruing on and after the Assignment Date. Mr. Linde hereby consents to the forgoing assignment and assumption of this Agreement, and Mr. Linde and GES agree that, from and after the Assignment Date, Viad shall be fully and unconditionally released and discharged from its obligations to Mr. Linde in connection with this Agreement and shall have no further obligations or liabilities hereunder. The parties hereto acknowledge and agree that from the Assignment Date, all references to “Company” or “Viad” in this Agreement shall refer to GES. For the purposes of this Paragraph 9, “Triggering Event” means the first to occur of the following: (i) a Change in Control, as that term is defined in the 2017 Viad Corp Omnibus Incentive Plan, as

Amended and Restated effective May 24, 2022, of GES (provided that for purposes of this Agreement, references to “the Company” in such definition shall be replaced with “GES” and provided further, that only Section 2.9(c) of such definition shall apply); or (ii) a transfer or reassignment of Mr. Linde’s employment from Viad to GES.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

By: /s/ Derek Linde

Derek Linde

Viad Corp

By: /s/ Steven W. Moster

Steven W. Moster

Chief Executive Officer

Global Experience Specialists Inc.

By: /s/ Steven W. Moster

Steven W. Moster